EXHIBIT 21.1

CIBER, Inc.

List of Subsidiaries

As of December 31, 2006

Name	Jurisdiction of Organization
Remtech Services, Inc.	Virginia
CIBER Indiana LLC	Indiana
CIBERsites India Private Ltd.	India
CIBER International Holdings C.V.	The Netherlands
CIBER Europe B.V.	The Netherlands
CIBER European Holdings Limited	United Kingdom
CIBER Europe Limited	United Kingdom
CIBER (UK) Ltd.	United Kingdom
Apex Computers Limited	United Kingdom
Ascent Technology Limited	United Kingdom
Ascent Technology Group Limited	United Kingdom
CIBER Novasoft Limited	United Kingdom
CIBER Norge AS	Norway
Logistic Technologies AS (1)	Norway
CIBER Danmark AS	Denmark
C.I.B.E.R. Sweden AB	Sweden
ECSoft Nederlands	The Netherlands
CIBER Nederlands B.V.	The Netherlands
Top Contracts BV (2)	The Netherlands
CIBER Holding GmbH	Germany
U.T.S. Beteiligungs	Germany
U.T.S. GmbH & Co. KG	Germany
CIBER Novasoft AG	Germany
Topcontracts GmbH	Germany
CIBER Software GmbH	Germany
CIBER Novasoft IT-Services GmbH	Austria
CIBER Novasoft Oy	Finland
Offilog Consulting S.L.	Spain
CIBER Solutions S.L.	Spain
CIBER Novasoft s.r.o.	Czech Republic
OOO CIBER Novasoft	Russia
CIBER Novasoft Pty Ltd. (1)	Australia
CIBER Novasoft Ltd.(1)	New Zealand
CIBER Novasoft ASIA Pte. Ltd. (3)	Singapore
CIBER Novasoft Co. Ltd.	China
CIBER Novasoft Sdn Bhd	Malaysia

All entities are 100% owned by CIBER or its subsidiaries, unless otherwise noted.

Excludes non-operating and inactive subsidiaries.

(1)   Owned 80% by CIBER group

(2)   Owned 51% by CIBER group

(3)   Owned 77% by CIBER group